SUB-ITEM 77C

(a1) The Special Shareholders' Meeting of THE AAL MUTUAL FUNDS on June 21, 2000.

(b1) n/a

(c1) RESOLVED:  a majority vote of The AAL Variable Product High
Yield Bond Portfolio shareholders agreed to change its sub-advisor to Pacific Investment Management Company from AAL Capital Management Corporation.

                    # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 1,903,249.105       93.612%

Against              62,806.302          3.089%

Abstained            67,063.476          3.299%
                    -------------        -------
                    2,033,118.883       100.000%

(d1) n/a